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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2/Amendment No. 237 to Registration Statement File Nos. 333-198448/811-04001 on Form N-4 of our report dated March 27, 2015, relating to the financial statements and financial highlights comprising each of the Investment Divisions of Metropolitan Life Separate Account E, and our report dated March 27, 2015, relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information in Post-Effective
Amendment No. 1/Amendment No. 230 to Registration Statement File
Nos. 333-198448/811-04001 on Form N-4, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
September 3, 2015